Independent Auditor's Report


Board of Directors and Stockholders
Airtech International Corporation
15400 Knoll Trail, Suite 106
Dallas, TX 75240

     We have audited the accompanying balance sheets of Airtech International Corporation as of May 31, 1997 and 1996, and the related statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Airtech International Corporation as of May 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



ALVIN L. DAHL & Associates, PC

September 19, 1997

Dallas, Texas

                                     27.2.2

               AIRTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                              May 31, 1997 and 1996


                                                    1997                1996
                                              --------------      --------------
Assets
Current Assets:
     Cash and cash equivalents                $       19,877      $     172,224
     Accounts Receivable (Note 2)                    389,418            251,659
     Inventories (Note 3)                            283,910            165,563
     Other Currents Assets (Note 4)                  351,925             91,265
                                              ---------------     --------------
           Total Current Assets                    1,045,130            680,711

Property, Plant and Equipment Net (Note 5)           230,426             88,702
Property held for Resale (Note 6)                          -            400,000
Intellectual Properties  (Note 7)                  1,087,397             91,482
Notes Receivable  (Note 8)                           783,957                  -
Goodwill, net                                        617,500            633,750
Other Assets  (Note 9)                               519,689            515,910
                                             ----------------     --------------

            Total Assets                       $   4,284,099      $   2,410,555
                                             ================     ==============

Liabilities and Stockholders' Equity
Current Liabilities:
       Current maturities of long-term debt
               (Note 10)                       $      21,310      $      10,391
       Accounts Payable-trade                        239,992             90,989
       Accrued Payroll and employee benefits         124,306             68,164
                                              ---------------     --------------
             Total Current Liabilities               385,608            169,544
Long-Term Debt (Note 10)                              47,743             23,703
Deferred Revenue (Note 20)                           400,000                  -
Commitments and Contingent Liabilities (Note 17)

Stockholders' Equity
        Common Stock, issued 14,917,342 shares
        in 1996 and 16,098,642 shares in 1997            161                149
        Series C Preferred Stock, issued 1,000
        shares in 1996 and 1,000 shares in 1997        1,000              1,000
        Paid-in Capital                            4,109,330          2,724,136
        Retained Earnings (Deficit)                 (659,743)          (500,477)
        Treasury stock-at cost, Common stock,
          50,000 shares in 1996 and -0-
          shares in 1997                                   0           (  7,500)
                                                -------------     --------------

              Total Stockholders' Equity           3,450,748          2,217,308
                                                -------------     --------------

              Total Liabilities and
                  Stockholders' Equity          $  4,284,099       $  2,410,555
                                                =============     ==============


              See Notes to the Consolidated Financial Statements.

                                     27.2.2                                  2

               AIRTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME
                  FOR THE TWO YEARS ENDED MAY 31, 1997 AND 1996




                                                   1997                 1996
                                                --------------      ------------


Net Sales                                       $  1,875,264         $1,450,882

Cost of Sales                                      1,018,804            889,256
General and Administrative expenses                1,015,726            987,929
                                                --------------      ------------
     Total Costs and Expenses                      2,034,530          1,877,185
                                                --------------      ------------

Income (Loss) Before Income Taxes               $   (159,266)       $  (426,303)

Estimated Income Taxes                                     0                  0
                                                --------------      ------------

Net Income (loss)                               $   (159,266)       $  (426,303)
                                                ==============      ============



Earnings (Loss) Per Common Share:  (Note 12)

     Primary                                    $   (  0.01)      $      (0.06)
     Fully Dulited                              $   (  0.01)      $      (0.06)








                See Notes to Consolidated Financial Statements.

                                     27.2.2                                  3

               AIRTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  For the Two Years Ended May 31, 1997 and 1996

                                                            1997         1996

Cash Flows From Operating Activities:
Net Income (Loss)                                       $ (159,266)  $ (426,303)
Adjustments to reconcile net income to net cash
         provided (used) by operating activities
         Depreciation and Amortization                      50,613       20,250
Change in operating assets and liabilities:
         Accounts receivable                              (137,759)    (199,151)
         Inventory                                        (118,347)    ( 74,081)
         Other Current Assets                             (260,660)    ( 91,265)
         Prepaid royalties                                             (500,000)
         Intellectual properties                          (995,915)    ( 91,482)
         Property held for resale                          400,000
         Notes receivable                                 (783,957)
         Other non-current assets                          396,221     ( 12,802)
Accounts payable-trade                                     149,003       36,908
         Accrued payroll and employee benefits              56,114       68,165
                                                        -----------   ----------
         Net Cash Provided (Used) by
               Operating Activities                     (1,403,953)  (1,269,761)

Cash Flows From Investing Activities:
Capital Expenditures on plant and equipment               (175,429)    ( 54,475)
Investment in subsidiary                                               (650,000)
                                                         ----------   ----------
         Net Cash Provided (Used) by
               Investing Activities                       (175,429)    (704,475)

Cash Flows From Financing Activities:
Increase in long-term debt                                  34,329       27,582
Sale of stock net of treasury stock purchase             1,392,706    2,102,253
                                                         ----------   ----------
         Net Cash Provided (Used) by
               Financing Activities                      1,427,065    2,129,835

Net Increase (Decrease) in Cash and Cash Equivalents      (152,347)     155,599
Cash and Cash Equivalents at Beginning of Year             172,224       16,625
                                                         ----------   ----------
Cash and Cash Equivalents at End of Year                 $  19,877    $ 172,224
                                                         ==========   ==========

                 See Notes to Consolidated Financial Statements

                                     27.2.2                                 4

                 Consolidated Statements of Stockholders' Equity
                  For the Two Years Ended May 31, 1997 and 1996

                    Common Series A  Series C  Paid-in  Retained Treasury
                     Stock Preferred Preferred Capital  Earnings Stock    Total
Balance, June 1,1995   $40   $50,000    $1,000 $446,675 ($74,174)      $423,541
Net Income (Loss)                                       (426,303)      (426,303)
Sale of Shares net
  of fees                  1,430,045                                   1,430,045
Discount on Preferred
  Stock                                        (328,000)               (328,000)
McCleskey Stock
  Exchange               2                      649,998                  650,000
Sale of Shares           1                       75,599                   76,000
Exchange for fees       15                                                    15
Employee benefit plan   10                          990                    1,000
Prepayment of royalty   27                      499,973                  500,000
Conversation of Series
   A Preferred          53 (1,480,045)        1,479,993
Dividend on Preferred
   Shares                1                     (101,092)               (101,090)
Purchase of Treasury
   Shares                                                       (7,500)  (7,500)
                      ----------------------------------------------------------
Balance, May 31, 1996   149       0  1,000    2,724,136(500,477)(7,500)2,217,308
Net Income                                             (159,266)       (159,266)
Stock Sales              12                   1,372,330                1,372,342
Employee bonus                                   12,864                   12,864
Sale of Treasury Shares                                                    7,500
                      ---------------------------------------------------------
Balance, May 31, 1997  $161      $0  $1,000  $4,109,330($659,743)  $0 $3,450,748
                      ==========================================================

See Notes to Consolidated Financial Statements

                                     27.2.2                                  5

         AIRTECH INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

      Supplemented Schedule of Non-Cash Investing and Financing Activities

                  For the Two Years Ended May 31, 1997 and 1996


                                                         1997         1996
                                                     -----------   ----------
Acquisition of Subsidiary                            $             $  650,000

Issuance of Stock as Prepaid Royalty                                  500,000

Issuance of Stock as Compensation                        12,864         1,000

Issuance of Stock as Preferred Stock Dividend                         101,090

Issuance of Stock for Services                                         75,600






                 See Notes to Consolidated Financial Statements



                                     27.2.2                                 6

               AIRTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

Note 1: Summary of Significant Accounting Policies

Organization. Airtech International Corporation (the Company) was incorporated in the state of Texas in March of 1995. In August of 1995, the Company became a Full Service Distributor for Honeywell Enviracare, a manufacturer of commercial air filtration systems, and began marketing and sales of these products. In August of 1995, the Company determined that the Enviracare model 13000 could be eligible for Medicare Part B Code and began the pursuit of an application for such code, receiving notification of a pending issuance of a Medicare Part B Code in April of 1996. In May of 1996, Honeywell Enviracare canceled the Company's Full Service Distributorship (See Note 17) and the Company withdrew its Medicare application.

In December 1995, the Company acquired 100% of McCleskey Sales and Service, Inc., (MSS) a Texas corporation, in exchange for 165,000 shares of common stock. MSS was also a Honeywell Enviracare Full Service Distributor with prior knowledge of the installation and service of this air filtration equipment.

In September 1996, the Company initiated a design program to create a complete line of air filtration and purification products. This line of products will include commercial ceiling mounted units, wall mounted units, ductable units and a down draft salon table for the nail industry as well as a portable automobile unit and a portable unit for Medicare. The technology being developed by the Company will combine ozone generation with air filtration, a new concept.

In March 1996, the Company incorporated AirSoPure, Incorporated (ASP) in the state of Texas as a wholly owned subsidiary. ASP was formed to establish a franchise program for the Airtech products. The franchisees will be the primary source for the marketing, sales, and distribution of the Company's commercial technology.

Basis of Financial Statement Presentation. The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany transactions and accounts have been eliminated. Subsidiaries purchased are recorded at cost using the equity method of accounting for acquisitions.

Cash Equivalents. Holdings of highly liquid investments with maturities of three months or less when purchased are considered to be cash equivalents.

Inventories.  Inventories  are  valued at the lower of the  first-in,  first-out
(FIFO) cost or market. Assembled units are valued at the cost of components plus allocated labor.

Property, Plant, and Equipment. Property, plant, and equipment are recorded at cost less depreciation and amortization. Depreciation and amortization are primarily accounted for on the straight-line method based on estimated useful lives. The amortization of leasehold improvements is based on the shorter of the lease term or the life of the improvement. Betterments and large renewals that extend the life of the asset are capitalized whereas maintenance and repairs and small renewals are expended as incurred.

Sales. Income is recognized in the financial statements (and the customer billed) either when materials are shipped from stock or when the vendor bills the Company for the order. Net sales are arrived at by deducting discounts, freight, and sales tax from gross sales.

Franchise Fees. Franchise fees are recognized in the financial statements when all material services relating to the sale of a franchise have been performed by the Company, and there is no obligation to refund any cash received or forgive any unpaid notes or receivables.

Intellectual Properties. Cost incurred by the Company in developing its products which are considered patentable are capitalized and will be amortized over the estimated useful life of the related patents. The technical requirements for the design, testing, and completion of working prototypes are the primary cost capitalized. Amortization will be recorded after a unit has been placed in production.

Income Taxes. The Company uses the asset and liability method as identified in SFAS 109, Accounting for Income Taxes.

                                     27.2.2                                  7

               AIRTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation. The Company follows the intrinsic value based method of accounting as prescribed by APB 25, Accounting for Stock Issued to Employees, for its stock-base compensation.

Principles of Consolidation. The Company acquired McCleskey Sales and Service, Inc. in November 1995 electing the equity purchase method of accounting for this purchase. The Company incorporated AirSoPure Incorporated in March 1997. The accompanying consolidated financial statements include the general accounts of the Company and these wholly owned subsidiaries. All material intercompany accounts and balances have been eliminated in the consolidation except for cash advances to a subsidiary.

Nature of Operations. The Company's primary business is the manufacture, sales, and distribution of air filtration equipment. The technology utilized in the Company's air filtration equipment will remove odors, gases, viruses, pollen, mold spores, and other airborne particles. Users of this technology include restaurants, medical facilities, public buildings, schools, and gaming and bingo facilities.

Note 2: Accounts Receivable

At balance sheet date, accounts receivable is comprised of the following:

                                                             1997       1996
                                                           -------     -------
         Trade receivables                                $138,621    $251,659
         Advances to subsidiary                             68,254
         Current maturities of Notes receivable            182,543
                                                           -------     -------
         Total                                            $389,418    $251,659
                                                          ========    ========
Credit is extended on an evaluation of the customer's financial condition and credit rating, generally collateral is not required.

Note 3: Inventories

At 1997 and 1996 inventories are comprised of the following:
                                                             1997       1996
                                                           -------     -------
         Components                                      $  92,909    $
         Finished goods                                    191,001     165,563
                                                           -------     -------

         Total                                            $283,910    $165,563
                                                          ========    ========
A separate inventory is maintained for component parts used in the assembly of the Company's line of air purification units and filters. Finished goods is comprised of completed assemblies including an allocation for direct labor and packaging for shipment.

Note 4: Other Current Assets

At 1997 and 1996 other assets are comprised of the following:

                                                             1997        1996
         Prepaid expenses                                $  44,026     $  8,000
         Prepaid legal                                      55,805
         Prepaid Merger cost                               252,094       67,165
         Prepaid Private Placement cost                                  16,100
                                                         ---------     --------
         Total                                            $351,925    $  91,625
                                                         =========    =========

                                     27.2.2                                8

               AIRTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


The Company has entered into a contingent fee agreement with the law firm representing its interest in the Honeywell lawsuit (See Note 17). Under the terms of this agreement the Company will pay certain out-of-pocket expenses incurred during litigation. To date these expenses have totaled $55,805.

Merger costs consist of cost incurred by the Company in its merger pursuit. Under the terms of its stock purchase agreement with Interactive Technologies Corporation, Inc., dated May 1997, these costs will be reimbursed and included as direct costs of acquisition upon completion of the merger.

Note 5: Property, Plant, and Equipment

At 1997 and 1996, property, plant and equipment comprised of the following:

                                                         1997       1996
                                                       -------    -------
         Furniture and fixtures                      $ 17,750    $   8,816
         Computers and equipment                      130,183       59,745
         Vehicles                                     116,787       77,686
         Leasehold improvements                         9,388
         Assembly equipment                            64,395
                                                      --------    --------
         Total                                        338,503      145,617
         Less: Accumulated depreciation               108,077       56,915
                                                      --------    --------
         Net property, plant and equipment          $ 230,426   $   88,702
                                                    ==========   =========
Note 6: Property Held for Resale

In 1995 the Company purchased the exclusive rights to Honeywell Enviracare products for the country of Turkey for $250,000 and for the country of Taiwan for $150,000. In 1997 the Company sold these rights and the franchise rights for its line of air purification products in these countries for total consideration of $525,000.

Note 7: Intellectual Properties

SFAS 2 provides that research and development costs incurred in the ordinary course of business be expensed in the period in which they are incurred unless they have alternative future uses. R&D costs that have alternative future uses are capitalized and amortized in accordance with APB 17 which includes intangible assets that are non-current, nonphysical assets that entitle the enterprise to certain legal rights or competitive advantages.

In prior periods, Airtech was a development stage enterprise and, accordingly, has capitalized its research and development activities.

Prior to the cancellation of the Company's Full Service Distributorship in the U.S. by Honeywell in May of 1996, the Company had received notification of preliminary approval of its Medicare Part B application for a portable air filtration system manufactured by Honeywell (See Note 17). After this cancellation, the Company withdrew its Medicare Part B application. The Company has continued its development of a full line of commercial air filtration systems and focused on the development of a portable air filtration system to submit for Medicare Part B approval. Development of portable air filtration systems for the automotive after market is also in process. The Company is currently exploring the patent and/or copyright process on these products.

At balance sheet date, the Company has incurred cost of $1,087,397 in its design and testing of these products. The Company currently has in production one commercial model and anticipates its complete line of commercial air filtration products to be in production during the 1998 fiscal year. The portable air filtration unit for vehicle use is scheduled for production by the end of 1997. The air filtration system being designed for Medicare Part B applications should be in a working prototype by the end of 1997 and the application submitted during the first quarter of 1998. The Company forecast additional cost of approximately $1 million dollars for completion of the vehicle and Medicare Part B units. The Company has and will continue to apply for patents on its products.

                                     27.2.2                                 9

               AIRTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


Note 8: Notes Receivable

At 1997, and 1996, notes receivable is comprised of the following:

                                                           1997        1996
                                                         -------     -------
         Domestic notes receivable                      $300,000     $     0
         Foreign notes receivable                       $666,500           0
                                                         -------     -------
         Total                                           966,500           0
         Less: Current Maturities                        182,543
                                                        --------
         Net Non-Current Notes Receivable               $783,957     $     0
                                                        ========     =======
These notes receivable bear interest at 8% and are payable in terms ranging from 12 to 36 months. Credit is extended on an evaluation of the payee's financial condition and general credit information. If the note is for a franchise fee or for equipment, these will serve as collateral.

Note 9: Other Assets

At 1997 and 1996, other assets is comprised of the following:

                                          1997          1996
         Deposits                     $  16,739     $  13,139
         Prepaid royalties              500,000       500,000
         Other                            2,946         2,771
                                       ----------    --------
         Total                         $519,985      $515,910
                                       ==========    ========
Note 10: Notes Payable

At 1997 and 1996, notes payable is comprised of the following:

                                          1997          1996
         Nations Bank                 $  26,756     $  34,094
         Resource One                    42,095
                                      ---------
         Total                           69,053        34,094
         Less: Current maturities        21,310        10,391
                                      ----------    ----------
         Net Long-Term Debt           $  47,743     $  23,703

Note 11: Stockholders' Equity

At May 31, 1997 and 1996, the number of authorized and issued shares of Common stock, Preferred stock and Preferred stock designated as Series C with the related par value and dividends paid are as follows:

         (In thousands)                                1997           1996
         Common stock, authorized                     90,000         90,000
         Preferred stock, authorized                  10,000         10,000
         Preferred Series C stock, authorized              1              1
         Common stock, issued                         16,099         14,917
         Preferred stock, issued                           0              0
         Preferred Series C stock, issued                  1              1
         Common stock, outstanding                    16,099         14,917
         Preferred Series C stock, outstanding             1              1
         Common stock, per share par value           $0.0001        $0.0001
         Preferred Series C, per share par value   $    1.00      $    1.00
         Cash dividends paid on stock                      0              0



                                     27.2.2                                  10

               AIRTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


Common stock shareholders are entitled to one vote per share on issues such as mergers and consolidations. Preferred Series C shareholders hold all the voting rights on the election of the board of directors. Under the terms of the stock purchase agreement entered into on May 8,1997, on approval of the tender offer, the Preferred Series C shares will be canceled.

Note 12: Earnings Per Common Share

Earnings per common share are computed by dividing net income by the average number of Common shares outstanding during the year. The weighted average number of Common shares outstanding during the year ended May 31, 1997 were approximately 15,713,000 and approximately 7,067,000 during the year ended 1996.

Note 13: Income taxes

The Company uses the accrual method of accounting for tax and financial reporting purposes. At May 31, 1997 and 1996, the Company had net operating loss carryforwards for financial and tax reporting purposes of approximately $660,000 and $500,000 respectively. These carryforwards expire through the year 2011, and are further subject to the provisions of the Internal Revenue Code Section 382.

Pursuant to Statement of Financial Accounting Standards No. 109, the Company has recognized a $77,535 deferred tax asset attributable to the net operating loss carryover, which has been fully offset by a valuation allowance in the same amount, as follows:

                                                  1997         1996
         Beginning balance                     $175,168     $ 25,961
         Increase (Decrease) during period       55,743      149,207
                                               --------     ---------
         Ending balance                        $230,911     $175,168
                                               ========     =========

Note 14: Operating Leases

The Company presently leases its facilities in Texas under non-cancelable operating lease agreements expiring through September 1999. These leased facilities total approximately 13,000 square feet of office and warehouse space. For the years ended May 31, 1997 and 1996, rent expense under these leases totaled $68,583 and $40,332, respectively.

Minimum future rental payments under the above operating leases are as follows:


             Year ending May 31,              Amount
                                             --------
                   1998                      $ 78,000
                   1999                        37,680
                                             --------
                   Total                     $115,680
                                             ========
Note 15: Development Stage Corporation

For fiscal years ending prior to May 31, 1997, the Company was a Development Stage Corporation. This status changed at balance sheet date of the current fiscal year due to the earnings during this fiscal year.

Note 16: Change in Fiscal Year

Pursuant to the Stock Purchase Agreement entered into on May 8, 1997, the Company's Board of Directors elected to change the fiscal year to correspond with that of Interactive Technologies Corp., Inc. (See Note 19).

                                     27.2.2                                11

               AIRTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


Note 17: Commitments and Contingencies

An original petition was filed in State District Court, Dallas, Texas in August 1995 by Kristen S. Venable naming McCleskey Sales and Service, Inc. and Trane, Inc. Defendants, alleging breach of contract, breach of warranty and negligence relating to the installation of Trane air conditioning equipment. The complaint seeks damages in excess of the minimum, jurisdictional limits of the Court, plus punitive and exemplary damages.

McCleskey and Trane have filed answers denying all claims. The matter is currently awaiting a trial date. The claims against McCleskey are covered by insurance which coverage amount is believed by management to be sufficient to cover the claims in the event of an adverse judgment.

Airtech International Corporation, McCleskey Sales and Service, Inc., C.J. Comu and John Potter, plaintiffs, v. Honeywell Environmental Air Control, Inc., and Suzanne Haas, defendants; No. 3:96CV-1855-D, United States District Court for the Northern District of Texas, Dallas Division.

In this case, Airtech, a subsidiary and tow of its officers filed suit against Honeywell, Inc. and a Honeywell subsidiary and an employee asserting several causes of action. These causes of action include Breach of Contract relating to the termination of the Company's Full Service Distributorship agreements, for defamation and tortious interference with a contract relating to a merger agreement, for unfair competition regarding claims made by Honeywell about its air purification products, for negligent misrepresentation regarding representations made to the Company and its subsidiary regarding the exclusivity of certain arrangements with the defendants, and for declaratory relief and attorney's fees. Honeywell filed a counterclaim against the Company, McCleskey, Comu, and Potter. Honeywell alleges that the Company and McCleskey owe Honeywell money for past purchases, and that Comu and Potter interfered with the relationship between McCleskey and Honeywell. Honeywell seeks $71,000 in actual damages and unspecified punitive damages and attorney's fees. The Company has denied all of the material allegations of Honeywell's counterclaim. The Company plans to vigorously defend the counterclaim and believes the counterclaim to be without merit.

Honeywell, Inc., plaintiff, v. Airtech International Corporation, AirSoPure, Inc. and Richard Allegrati, defendants: No. WMN 97-238 United States District Court for the District of Maryland, Baltimore Division.

Honeywell filed suit against the Company, a subsidiary, and an employee, alleging violations of the Lanham Act and the Maryland Uniform Trade Secrets Act and the common law. The suit alleges that certain Airtech and AirSoPure products were sold in violation of the Honeywell trademarks, and that the cover design of certain products of Airtech/AirSoPure was wrongfully obtained. The suit seeks an injunction and unspecified damages.

The venue of this suit has been changed to United States District Court for the Northern District of Texas, Dallas Division, without injunctive relief and will be included in the other action pending before this court. The Company denies all of the material allegations of Honeywell's claims, and is vigorously defending this case.

Note 18: Business Segments

Airtech International Corporation and its consolidated subsidiaries are engaged in the manufacture and distribution of air filtration equipment, the sales and service of heating and air conditioning equipment, sales and support of franchises.

The Company's air filtration segment will be providing a full line of commercial and retail air filtration equipment. The products are sold to commercial operations, the general public and qualified Medicare recipients.

The heating and air conditioning subsidiary sells 85% to commercial business and 15% to the general public. Services include installation of equipment, repairs, and maintenance and sales of replacement filters.

The franchise subsidiary is engaged in developing a network of franchisees to market, install, and service the Company's line of air filtration products.

                                     27.2.2                                  12

               AIRTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


Note 19: Subsequent Events

On May 8, 1997 the Company entered into a Stock Purchase Agreement with Interactive Technologies Corporation, Inc. (ITC). Under the terms of this agreement ITC will purchase a minimum of 81% of the outstanding common stock of the Company in exchange for 8,850,000 shares of ITC convertible Preferred Stock and 9,000,000 in ITC 8% convertible Debentures. This transaction will be closed at such time as registration statement filed with the Securities and Exchange Commission is effective and a minimum of 81% of the shares tendered have been offered for exchange. An S-4 registration statement is currently pending with the SEC.

Following balance sheet date the Company sold additional shares of Common stock totaling 136,111 shares for a total consideration of $130,000. The Company will not sell additional shares due to the pending Stock Purchase Agreement.

Note 20:Deferred Revenue

The Company's subsidiary, AirSoPure, entered four area franchise agreements during fiscal 1997. Under SFAS 45, Accounting by Franchisors, revenues are recognized after all initial services and conditions required under the franchise agreement have been satisfied: the franchisor has no remaining obligation or intent to refund any cash received or forgive any unpaid notes or receivables, and no other material conditions or obligations related to the determination of substantial performance exist. Since new franchisors often are required to perform services above those required by the franchise agreement to assist the franchisee, the Company has elected to defer recognition of the franchise income to subsequent periods to more closely match franchise expenses.






                                     27.2.2                                13